Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 22, 2010

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2009, of $1,043,822 or $0.22 per share compared to $796,123 or $0.17 per share for the fourth quarter of 2008. Earnings of $3,747,862 or $0.79 per share for the full year compare to $2,201,346 or $0.45 per share in 2008.

Total assets at year end were $505,287.097 compared to $487,799,232 at year end 2008, and deposits were $418,785,730 compared to $402,240,780 at year end 2008. The Bank’s loan portfolio continues to perform well, and increased by $17,125,440, with loans totaling $381,937,123 compared to $364,811,844 at year end 2008.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said that the earnings increase is attributable to increased mortgage activity and lower interest costs induced by the record low rate environment, and reduced operating costs as we enjoy the benefits of our merger with Lyndonbank. The Bank also recorded a non-cash   write down in an investment in FNMA Preferred stock in the amount of $739,332 in 2008 and a subsequent write down in the amount of $91,000 in 2009. The two companies merged as of the close of business on December 31, 2007. The bank also paid $784,877 in FDIC insurance in 2009, compared to $144,234 in 2008.

Marsh said “We are very pleased with our operating results in 2009. We were able to substantially increase earnings in a very tough economic environment, and grow the bank as well. The staff of the bank is to be commended for their hard work and total commitment to excellence. Because of their commitment, we continue to be a well-capitalized community bank serving the needs of our local communities, and doing it well.”

As previously announced, the Company has declared a quarterly cash dividend of $0.12 per share payable February 1, 2010 to shareholders of record as of January 15, 2010.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.